UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2011

ENTEROLOGICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-164956 (Commission File Number)	80-0504940 (IRS Employer Identification No.)

1264 University Avenue West, Suite 404
St. Paul, Minnesota 55104
(Address of Principal Executive Offices, Zip Code)

(516) 303-8181
(Registrant's telephone number, including area code)

20 East Sunrise Highway, Suite 202, Valley Stream, New York 11581
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2011, Enterologics, Inc., a Nevada corporation (the “Company”), entered into a letter of intent (the “LOI”) with Universal Stabilization Technologies, Inc., a Delaware company (“UST”), setting forth the terms and conditions pursuant to which the Company will have the right of first refusal until May 15, 2012 (the “Option Period”) to enter into a definitive license agreement with UST (the “License Agreement”) pursuant to the license terms set forth in the LOI, for the exclusive worldwide license of UST’s intellectual property required exclusively for the preservation/stabilization of Escherichia coli (“E. coli”) probiotic bacteria and the protection of the Company’s use of E. coli bacteria as a probiotic (subject to the exceptions described in the LOI).

During the Option Period, the Company will sponsor UST’s execution of a one-year pilot development project (“Development Project”) to produce data demonstrating the suitability of UST’s stabilization technology to produce a thermostable, commercially viable formulation of an E. coli probiotic satisfying the Company’s specifications.  On or before May 15, 2011, the Company and UST will negotiate in good faith the terms of, and enter into, a mutually agreeable agreement (the “Development Agreement”) covering the Development Project.  Commencing on the earlier of (i) May 15, 2011 and (ii) the date that is one day after the execution of the Development Agreement, the Company will be obligated to begin to make monthly payments of no less than CA$8,333 (which amount may be increased depending on the scope of the work requested by the Company) for work performed by UST under the Development Project.  During the Option Period, UST will not negotiate with, or entertain or consider offers from, any third party, with respect to the terms set forth in the LOI. The Option Period will terminate if the Company fails to make such option payments.

The Company and UST will negotiate in good faith to enter into the License Agreement, pursuant to which the Company will have the exclusive worldwide license to develop, manufacture, use, sublicense, market and sell UST’s patents, patent applications, know-how and trade secrets relating to the preservation/stabilization of E. coli bacteria.  The License Agreement will expire on the later of (i) 20 years or (ii) the last to expire patent included in the licensed intellectual property.

Upon execution of the License Agreement, the Company will be required to issue 100,000 shares of its common stock to UST and to pay UST (i) CA$50,000, and (ii) CA$25,000 for a detailed report of formulations and protocols used in the E. coli preservation and study  results, as license issue and technology transfer fees.  In addition, the Company will be obligated to pay UST CA$50,000 for each new patent granted, minimum annual license payments of CA$25,000 until the first United States Food and Drug Administration approval of the biologics license application (“BLA”) and CA$50,000 following the approval of the BLA, with annual payments increasing by  CA$25,000 thereafter to a maximum of CA$100,000 for a orphan drug and CA$150,000 for a drug for a larger indication market. The Company will also be required to make royalty payments of up to 3% on net sales (as such term is defined in the LOI) of the licensed products sold by the Company or its sublicensees.  The Company’s right to sublicense under the License Agreement is subject to UST’s approval, which will not be unreasonably withheld. In the event that the Company receives other than cash consideration from a sublicense, the Company will be required to pay 20% of the fair market value of such consideration to UST and in the case of equity, 20% of shares issued.

All amounts required to be paid to UST by the Company pursuant to the LOI and License Agreement will be made in Canadian dollars, at UST’s request.  The Company will be required to cover any currency conversion and bank transfer costs up to 1% of the total payment.

For all the terms and conditions of the LOI, reference is hereby made to such LOI annexed hereto as Exhibit 10.4.  All statements made herein concerning the foregoing LOI are qualified by reference to said Exhibit.

Section 8 – Other Events
Item 8.01 Other Events

The  disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 8.01.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.4     Letter of Intent, entered into on January 12, 2011, between Enterologics, Inc. and Universal Stabilization Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROLOGICS, INC.

By:	/s/ Robert Hoerr
Name:	Robert Hoerr
Title:	President

Date:  January 13, 2011